EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS
FIRST QUARTER 2009 RESULTS

      First Quarter Highlights:

➢	Adjusted EBITDA increases to $44.5 million from $14.6 million
➢	Net income improves to $3.7 million, or $0.02 per share
➢	Margins expand by 144% to $8.94 per ton
➢	Additional high-cost production idled in April

Scott Depot, West Virginia, April 29, 2009 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the first quarter of 2009.

•
Adjusted EBITDA, or earnings before deducting interest expense, income taxes, depreciation, depletion, amortization and minority interest, increased to $44.5 million for the first quarter of 2009 compared to $14.6 million for the first quarter of 2008.

•
Net income was $3.7 million, or $0.02 per share on a diluted basis, for the first quarter of 2009 compared with a net loss of $11.9 million, or $0.08 per share on a diluted basis, for the same quarter last year.

•	Revenues rose 21% to $305.0 million for the first quarter of 2009 compared to $251.9 million for the first quarter of 2008 despite lower sales volume.

•	Margin per ton sold increased 144% to $8.94 in the first quarter of 2009, compared to $3.67 for the same period last year, due to higher realized prices and improved cost performance.

“We were pleased with our first quarter results, particularly given the depressed state of the coal market and overall economy,” said Ben Hatfield, President and CEO of ICG.  “We achieved notable improvement in operating performance in the first quarter compared to the same period last year, particularly at our Beckley and Sentinel complexes.  During the quarter, we benefited from more favorably priced utility contracts that were layered in during 2008. In addition to improved pricing, profit margins were enhanced by higher productivity and lower commodity costs.”

Hatfield continued, “However, coal demand remained weak during the first quarter due to lower electricity demand, slumping steel production and fuel switching due to severely depressed natural gas prices.

“As we do not expect coal prices to improve before late 2009, we’ve taken steps to match lower-cost production with committed sales.  So far this year, we have idled or delayed approximately 1.9 million tons of higher cost production capacity across three operations.  We will continue to reassess our production mix throughout the downturn to determine whether additional production adjustments are necessary in response to market weakness.”

Sales, Production and Reserves

ICG sold 4.7 million tons of coal during the first quarter of 2009 compared to 4.9 million tons during the first quarter of 2008. Production totaled 4.5 million tons in the first quarter of 2009 versus 4.4 million tons in the same period of 2008.

As of March 31, 2009, ICG controlled approximately 1.0 billion tons of coal reserves, located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia.  Additionally, the Company controlled approximately 521 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Operational and Other Updates

•
In late March and early April, the Company idled approximately 400,000 annual tons of deep mine production at the Flint Ridge and Raven mining complexes, and delayed the planned startup of a Hazard surface mine representing an additional 900,000 annual tons.  Since the beginning of 2009, the Company has idled or delayed approximately 1.9 million annual tons of higher-cost production.

•
The U.S. Army Corps of Engineers reinstated the Clean Water Act Section 404 permit that was granted last year to our Hazard complex’s Thunder Ridge surface mine in Leslie County, Kentucky.  The Company has successfully worked with the Corps over the past 15 months to address questions that led to the suspension of the permit in December 2007.

•
During the quarter, the Company terminated two coal supply contracts in response to customer requests. The Company received one-time payments totaling $5.8 million to forego shipments that were otherwise scheduled to occur over the balance of the year. These settlements helped mitigate the impact of various other shipments scheduled to occur during the quarter that were delayed due to weak market conditions.

•	Shipments were completed on a below-market legacy contract during the first quarter of 2009. The contract, for 550,000 tons per year of Central Appalachian coal, was priced in the low $30s.

Market Outlook and Committed Sales

The Company continues to believe that long-term fundamentals for coal demand remain solid; however, spot prices during 2009 are expected to remain depressed due to high utility coal inventories, lower demand for electricity, competition from natural gas and continued weak demand for metallurgical coal.

In response, coal producers have curtailed, and are expected to continue to curtail, production.  Energy Information Administration data as of March 31, 2009 indicates U.S. production is down nearly 7.0 million tons year-to-date. Recent weekly production comparisons indicate a much stronger and accelerated producer response from all U.S. coal basins. The Company believes that total 2009 U.S. production could decline by 75.0 million to 100.0 million tons as compared to 2008.

The Company’s committed and priced sales for 2009 are approximately 19.5 million tons, or 99% of revised shipment projections.  Priced volume for 2009 averages approximately $60.00 per ton, excluding freight and handling expenses.

Committed and priced sales for 2010 are approximately 13.6 million tons, or 72% of planned shipments, including 2.6 million tons subject to collared price adjustments for which the outcome can be projected with reasonable confidence.  The Company projects an average price for the committed and priced sales of approximately $61.40 per ton, excluding freight and handling expenses.  An additional 1.0 million tons of planned shipments are also committed but pricing is subject to a market reopener.

Liquidity and Debt

As of March 31, 2009, the Company had $66.6 million in cash.  Total debt as of March 31, 2009 was $446.0 million, consisting primarily of $175.0 million of 10.25% Senior Notes and $225.0 million of 9% Convertible Senior Notes.  As of March 31, 2009, the Company had $26.4 million in borrowing capacity available under its credit agreement.  First quarter cash requirements included $18.8 million for capital expenditures.

Outlook

The Company has updated its guidance to reflect modifications to its production mix and the global economic conditions affecting the coal market:

•
For 2009, the Company expects to sell approximately 19.3 million to 19.9 million tons of coal.  The average selling price is projected to be $59.50 to $60.00 per ton.  The projected average cost per ton sold is $49.25 to $50.75, excluding selling, general and administrative expenses.  The Company expects coal production to be approximately 18.5 million to 19.1 million tons.

•	The Company’s updated outlook for its expected average coal pricing by region for 2009 is as follows:

Region	2009 Forecast
Central Appalachia	$67.00- $68.00
Northern Appalachia	$55.50- $56.50
Illinois Basin	$32.00- $32.50
Average	$59.50 - $60.00

•
For 2010, based upon the recent weakness in coal demand, the Company expects to sell 18.5 million to 19.5 million tons of coal.  Coal production is expected to total 18.0 million to 19.0 million tons.  However, the Company plans to maintain idled mines in a status that allows timely reactivation if 2010 market demand is sufficient to support greater Central Appalachian production.

•	Due to the high degree of market uncertainty, the Company is not offering revenue or cost guidance for 2010.

•	The Company anticipates 2009 capital expenditures of approximately $90-$95 million.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin.  The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois.  ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our convertible senior notes prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements and environmental initiatives relating to global warming; the impairment of the value of our goodwill and long-lived assets; the ongoing effect of the Sago mine accident; our liquidity, results of operations and financial condition; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2008 Annual Report on Form 10-K, which is currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this press release except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur. All data presented herein is as of April 29, 2009 unless otherwise noted.

# # #

For more information, contact Ira Gamm, Vice President – Investor and Public Relations, at (304) 760-2619

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(in thousands, except share and per share amounts)

	Three months ended March 31 ,
	2009	2008 (a)
REVENUES:
Coal sales revenues	$273,816	$226,604
Freight and handling revenues	8,634	11,283
Other revenues	22,516	14,038
Total revenues	304,966	251,925
COSTS AND EXPENSES:
Cost of coal sales	231,965	208,804
Freight and handling costs	8,634	11,283
Cost of other revenues	9,336	8,935
Depreciation, depletion and amortization	26,263	21,957
Selling, general and administrative	10,611	8,526
Gain on sale of assets, net	(78)	(211)
Total costs and expenses	286,731	259,294
Income (loss) from operations	18,235	(7,369)
INTEREST EXPENSE, net	(13,018)	(12,571)
Income (loss) before income taxes	5,217	(19,940)
INCOME TAX (EXPENSE) BENEFIT	(1,495)	8,034
Net income (loss)	3,722	(11,906)
Net income attributable to minority interest	(29)	(7)
Net income (loss) attributable to International Coal Group, Inc.	$3,693	$(11,913)

Other Data:
Adjusted EBITDA (b)	$44,498	$14,588
Earnings per share:
Basic	$0.02	$(0.08)
Diluted	$0.02	$(0.08)
Weighted-average shares:
Basic	152,773,718	152,448,665
Diluted	153,856,166	152,448,665

(a)
Our Unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 31, 2008 and Unaudited Condensed Consolidated Balance Sheet as of December 31, 2008 have been adjusted to reflect the adoption of FSP APB 14-1. The impact of the adoption will be more fully described in our Quarterly Report on Form 10-Q for the period ended March 31, 2009.

(b)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting net interest expense, income taxes, depreciation, depletion, amortization and minority interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income (loss) appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008
(in thousands)

	March 31,	December 31,
	2009	2008 (a)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,627	$63,930
Accounts receivable, net	95,728	75,321
Inventories, net	67,242	58,788
Deferred income taxes	16,958	17,649
Prepaid expenses and other	20,196	32,303
Total current assets	266,751	247,991

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,057,902	1,069,297
DEBT ISSUANCE COSTS, net	10,310	10,462
ADVANCE ROYALTIES, net	17,405	17,462
OTHER NON-CURRENT ASSETS	5,483	5,435
Total assets	$1,357,851	$1,350,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$69,196	$75,810
Short-term debt	3,026	4,741
Current portion of long-term debt and capital leases	18,292	15,319
Current portion of reclamation and mine closure costs	10,976	11,139
Current portion of employee benefits	3,359	3,359
Accrued expenses and other	87,234	87,704
Total current liabilities	192,083	198,072

LONG-TERM DEBT AND CAPITAL LEASES	424,671	417,551
RECLAMATION AND MINE CLOSURE COSTS	68,398	68,107
EMPLOYEE BENEFITS	63,768	61,194
DEFERRED INCOME TAXES	49,852	49,403
BELOW-MARKET COAL SUPPLY AGREEMENTS	41,139	43,888
OTHER NON-CURRENT LIABILITIES	6,605	6,195
Total liabilities	846,516	844,410

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock	1,541	1,533
Treasury stock	(8)	—
Additional paid-in capital	658,329	656,997
Accumulated other comprehensive loss	(5,113)	(5,157)
Retained deficit	(143,478)	(147,171)
Total International Coal Group, Inc. stockholders’ equity	511,271	506,202
MINORITY INTEREST	64	35
Total stockholders’ equity	511,335	506,237
Total liabilities and stockholders’ equity	$1,357,851	$1,350,647

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(in thousands)

	Three months ended March 31,
	2009	2008 (a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,722	$(11,906)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	26,263	21,957
Amortization of deferred finance costs and debt discount	1,664	1,488
Amortization of accumulated postretirement benefit obligation	73	107
Provision for bad debt	(110)	—
Compensation expense on equity instruments	1,340	1,303
Gain on sale of assets, net	(78)	(211)
Deferred income taxes	1,111	(8,033)
Changes in assets and liabilities:
Accounts receivable	(20,297)	(21,100)
Inventories	(8,454)	(3,681)
Prepaid expenses and other	12,107	2,881
Other non-current assets	124	(2,471)
Accounts payable	(1,609)	(1,281)
Accrued expenses and other	(470)	3,688
Reclamation and mine closure costs	128	(542)
Other liabilities	2,984	(180)
Net cash from operating activities	18,498	(17,981)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	78	99
Additions to property, plant, equipment and mine development	(18,815)	(34,069)
Withdrawals (deposits) of restricted cash	(115)	88
Net cash from investing activities	(18,852)	(33,882)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on short-term debt	(1,715)	—
Borrowings on long-term debt	9,085	—
Repayments on long-term debt and capital leases	(3,800)	(1,046)
Purchases of treasury stock	(8)	—
Debt issuance costs	(511)	(33)
Net cash from financing activities	3,051	(1,079)
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,697	(52,942)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	63,930	107,150
CASH AND CASH EQUIVALENTS, END OF PERIOD	$66,627	$54,208

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008 (Unaudited)
(in thousands)

	Three months ended March 31,
	2009	2008
Net income (loss) attributable to International Coal Group, Inc.	$3,693	$(11,913)
Depreciation, depletion and amortization	26,263	21,957
Interest expense, net	13,018	12,571
Income tax expense (benefit)	1,495	(8,034)
Minority interest	29	7
Adjusted EBITDA	$44,498	$14,588

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
OPERATING STATISTICS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008 (Unaudited)
(in thousands, except per ton amounts)

For the three months ended March 31, 2009:	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
Tons sold	2,769	1,108	590	213	4,680
Coal sales revenues	$184,122	$60,251	$18,723	$10,720	$273,816
Cost of coal sales	$155,831	$52,378	$16,213	$7,543	$231,965
Coal sales revenue per ton (c)	$66.49	$54.41	$31.74	$50.25	$58.51
Cost of coal sales per ton (c)	$56.27	$47.30	$27.48	$35.36	$49.57

For the three months ended March 31, 2008:
Tons sold	2,882	976	600	392	4,850
Coal sales revenues	$146,792	$45,221	$17,894	$16,697	$226,604
Cost of coal sales	$133,180	$45,160	$15,951	$14,513	$208,804
Coal sales revenue per ton (c)	$50.93	$46.33	$29.82	$42.59	$46.72
Cost of coal sales per ton (c)	$46.21	$46.27	$26.59	$37.02	$43.05

(c)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.